Exhibit 99.1

Little Squaw Illuminates Gold Targets at Pedra De Fogo, Brazil

Wednesday October 31, 2:34 pm ET

Gold-in-Soil Anomalies Coincident With Pathfinder Elements

SPOKANE, WA--(MARKET WIRE)--Oct 31, 2007 -- Little Squaw Gold Mining Company (OTC BB:LITS.OB - News) ("Little Squaw" or "the Company") is pleased to announce that a recently completed orientation soil geochemical survey has identified four substantial gold-anomalous areas within its 44-square-mile Pedra de Fogo property in Goias State, Brazil. The Company's wholly owned property lies in a prolific region between two large producing gold mines: Chapada 30 miles to the east and Crixas 20 miles to the south. Past production and current resources for both mines total 8.7 million ounces of gold.

A total of 470 soil samples and 28 rock samples were collected for this survey along a series of east-west and north-south sample lines. These lines were established over areas previously identified by stream sediment sampling as having gold source areas within several large drainages. Bedrock in this region is largely concealed by thick, subtropical, lateritic soil. The largest gold-anomalous area recognized so far is about 1,500 feet wide and extends north-south over 3 miles across several drainage basins on the east side of the property. Consulting geologists working the program believe this target is associated with a stratum of banded iron formation.

All four target zones found by the soil sampling are open-ended and appear to identify source areas for the gold recognized in the earlier stream sediment sampling. The soil anomalies are all linear, trending northward, and range from 1,500 to 3,000 feet in width by 1 to 3 miles in length. One possible source area was identified by rock chip sampling of small isolated outcrop of quartzite that yielded 0.544 ppm gold near where a series soil samples assay 0.131 to 1.44 ppm gold.

Each of the gold-in-soil anomalies is also coincident with geochemical anomalies for the gold mineralization pathfinder elements of copper, zinc, arsenic and barium. Although the geochemically anomalous values are subdued, they are typically an order of magnitude above background for all five of these elements. The level of the anomalous values may be due in part to the shallow (hand) sampling method used. It is expected that mechanical auger sampling will generate stronger anomalous results.

Dick Walters, President of Little Squaw, stated, "We are encouraged by the consistency, continuity and size of the gold anomalies we've found in the soil mantle. The coincidence of gold occurring with not only four pathfinder elements, but also with key stratigraphic layers in the greenstone sequence is also promising."

Mechanized follow-up soil sampling and trenching are planned in the coming months to better examine the cause and extent of the gold anomalies identified to date. Additional areas with similar gold signatures in previous stream-sediment samples will also be sampled.

Richard Walters, President of Little Squaw, is responsible for this news release. For additional information regarding Little Squaw Gold Mining, contact Susan Schenk, Manager of Investor Relations, by telephone at (509) 535-6156, or by e-mail at ir@littlesquawgold.com. Little Squaw maintains a comprehensive Web site at www.littlesquawgold.com.

Little Squaw Gold Mining is engaged in the business of precious-metals discovery. This endeavor carries certain risks that are commensurate with the potential rewards of such efforts. These risks cannot be quantified and should not be taken lightly. All statements made here regarding the firm's investment potential should be considered "forward-looking statements" as defined by prevailing regulatory guidelines. As forward-looking statements, these items represent the measured professional judgment of management. They do not, however, represent guarantees, and unforeseen and/or unforeseeable future developments may render them either incomplete or incorrect. Actual results, plans, programs, and financial performance may differ materially from express or implied forward-looking statements.

Contact:

     Contact:

     Susan Schenk

     Manager of Investor Relations

     (509) 535-6156

     ir@littlesquawgold.com